Exhibit 99.1

February 27, 2006

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Announces A Joint Venture with BAHF, LLC for Application in the Medical Industry to Improve Patient Safety

Tulsa, Okla-(BUSINESS WIRE)-February 27, 2006 EnXnet, Inc. (OTCBB:EXNT-news; German WKN# AOHMDW) announces it has entered into an agreement with BAHF, LLC., of Plano, Texas, whereby EnXnet and BAHF will form a new company to combine and commercialize several intellectual properties.

Improved patient safety is the ultimate reason and goal to be achieved through this joint relationship. Each company will contribute pertinent technologies to the new company for applications in the medical industry. BAHF, LLC. will be responsible for funding the new company. EnXnet will retain a 25% equity interest in this venture.

Mike Woodruff, President of BAHF, LLC., had this to say: "We are very excited to be working with EnXnet, Inc. in the development of a medical product that will contribute directly to improved patient safety and has the potential to save thousands of lives annually with potential savings in the billions of dollars to the medical industry."

Ryan Corley, President of EnXnet, Inc., stated: "We are looking forward to a long and profitable association with BAHF. The combining of our technologies is expected to produce exciting and highly useful products. This venture is anticipated to significantly widen the market scope for some of our technologies."

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
11333 E. Pine Street
Suite 75
Tulsa, OK 74116
918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com

or

For Investor Relations:
Blue-Sky Solutions, LLC
Stephanie Soleas, 877-4-BLUE-IR
exnt@blueskyir.com